                                                                    Exhibit 10.4

                           EXCLUSIVE LICENSE AGREEMENT

                               R2 TECHNOLOGY, INC.

         Exclusive License Agreement dated October 1, 1993, between SHIH-PING BOB WANG ("WANG"), and R2 TECHNOLOGY, INC., a California corporation ("Licensee").

                              PRELIMINARY STATEMENT

         WANG holds rights to the Licensed Patent Rights described below.

         Licensee wishes to obtain the right to exploit the Licensed Patent Rights in commercial settings.

         Therefore, in consideration of the mutual obligations set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WANG and Licensee agree as follows.

                                   ARTICLE 1.

                                   DEFINITIONS

         The following capitalized terms are used in this Agreement with the following meanings:

         "Affiliate" means, as to any person or entity, any other person or
          ---------
entity which directly or indirectly, controls, is controlled by, or is under common control with such person or, entity. For purposes of the preceding definition, "control" means the right to control, or actual control of, the management of such other entity, whether by ownership of voting securities, by agreement, or otherwise.

         "First Financing" means the accomplishment of an investment by
          ---------------
investors of at least $250,000 in the Licensee. "Additional Financing" means the
                                                 --------------------
accomplishment of an investment by investors of at least $1,000,000 subsequent to the First Financing.

         "Licensed Field" means computer aided diagnosis of diseases or
          --------------
disorders in humans.

         "Licensed Patent Rights" means (a) the patents and patent applications
          ----------------------
listed on Schedule I attached hereto, and (b) all patents and patent applications which are divisions, continuations, continuations-in-part, reissues, renewals, re-examinations, counterparts, substitutions, or extensions of or to any patent applications or patents described in clause (a) of this sentence.


--------------------------------------
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

          "Licensed Products" means any product within the scope of any Valid
           -----------------
Claim within the Licensed Patent Rights, and any product made by any art, method or process within the scope of any Valid Claim within the Licensed Patent Rights. "Valid Claim" means an issued claim of any unexpired patent, or a claim
         -----------
of any pending patent application, which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise, and which has not been lost through an interference proceeding. Notwithstanding the foregoing to the contrary, a claim of a pending patent application shall cease to be a valid claim if no patent has issued on such claim on or prior to the fifth (5th) anniversary of the date of filing such patent application (or in the case of a divisional or continuation application, the date of the filing of the earliest parent application); provided that such claim shall once again become a Valid Claim on the issue date of a patent that subsequently issues and covers such claim.

          "Net Sales" means the gross sales price actually charged by Licensee
           ---------
in the sale of a System, in the Territory, less:

               (i) customary trade, quantity or cash discounts, rebates, non-affiliated brokers' or agents' commissions actually allowed and taken;

               (ii) amounts repaid or credited to customers on account of rejections or returns of specified products subject to royalty hereunder or on account of retroactive price reductions affecting such products; and

               (iii) freight and other transportation costs, including insurance charges, and duties, tariffs, sales and excise taxes and other governmental charges based directly on sales, turnover or delivery of the specified products and actually paid or allowed by Licensee or a sublicensee.

          "Patent Costs" means a person's out-of-pocket expenses incurred in
           ------------
connection with the preparation, filing, prosecution and maintenance of the patents under the Licensed Patent Rights, in the Territory, U.S. and foreign countries, including, among other items, the fees and expenses of attorneys and patent agents' filing fees and maintenance fees, but excluding costs involved in any patent infringement claims.

          "Royalties" means all amounts payable under Section 3.1 of this
           ---------
Agreement.

          "Sublicense" means any grant by Licensee of any rights to a
           ----------
sublicensee, under the terms of Section 2.1 of this Agreement.

          "System" means any saleable unit containing or consisting of any
           ------
Licensed Product.

          "Technical Information" means the technical information and know-how,
           ---------------------
if any, in WANG's possession relating to the Licensed Patent Rights.

          "Territory" means anywhere in the world.
           ---------

          "University" means The University of Chicago.
           ----------

                                   ARTICLE 2.

                                GRANT OF LICENSE

          2.1  Grant. WANG hereby grants to Licensee:
               -----

               (a) an exclusive license to make, have made, use and sell Licensed Products under the Licensed Patent Rights in the Licensed Field in the Territory; and

               (b) the exclusive right and authority to grant Sublicenses of the rights granted in Section 2.1(a) above, subject, to the provisions of this Agreement.

          2.2  Sublicenses. Prior to entering into any' Sublicense, Licensee
               -----------
shall obtain the approval of WANG to the terms of the Sublicense,, which approval shall not be unreasonably withheld in each instance, provided the terms of any such Sublicense are consistent with the terms of this Agreement. Upon the termination of this Agreement for any reason, each Sublicense shall terminate without the necessity of any notice or other communication from WANG to the sublicensee. WANG agrees to negotiate in good faith for a period of ninety (90) days following the termination of this Agreement with each sublicensee under any Sublicense which is by its own terms in force and good standing upon the termination of this Agreement for any reason, for a license from WANG of those rights subject to the Sublicense, on terms substantially comparable to those set forth in the Sublicense and this Agreement, provided that nothing herein shall be deemed to extend any Sublicense beyond its original term unless specifically agreed to in writing by WANG.

          2.3  Additional Financing. If Licensee fails to accomplish an
               --------------------
Additional Financing prior to June 30, 1994, then:

               (a) WANG shall have the right (notwithstanding Section 2.4 above) to grant to third parties non-exclusive licenses under the Licensed Patent Rights, at any time after June 30, 1994; and

               (b) Licensee shall longer have the right (notwithstanding
          Section 2.1(b) above) to grant Sublicenses.

                                   ARTICLE 3.

                                    PAYMENTS

          3.1  Royalties. For the license granted in Section 2.1 of this
               ---------
Agreement, Licensee shall pay WANG:

               (a) immediately upon the First Financing, an upfront Royalty in the amount of $15,000;

               (b) at all times after the date hereof, (i) a running Royalty equal to * * * in each jurisdiction in which a patent under the Licensed Patent Rights exists and (ii) a running Royalty equal to
          * * * in each jurisdiction in which a patent application under the Licensed Patent: Rights exists shall accrue and payable when a patent shall be issued on such patent application.

               (c) a running royalty equal to the greater of: (i) * * * of all payments received by Licensee or any of its Affiliates with respect: to any Sublicenses from any sublicensee, regardless of whether such payments are denominated as fees, royalties or otherwise; or (ii)
          * * * of Licensed Products sold by any sublicensee in each jurisdiction in which a patent under the Licensed Patent Rights exists or in which a patent application under the Licensed Patent Rights is pending.

               (d) immediately upon the signing of this Agreement, as an upfront Royalty, Licensee shall release from its escrow 100,000 shares of WANG's Common Stock.

All Royalties paid to WANG pursuant to this Agreement shall be non-refundable under any and all circumstances.

          3.2  Minimum Royalties.
               -----------------

               (a) Licensee shall pay to WANG the greater of (i) the actual Royalties for a particular calendar quarter determined pursuant to Sections 3.1(a) and 3.1(b) above, and (ii) the minimum royalties ("Minimum Royalties") for such calendar quarter as set forth below:


--------------------------------------
* * *Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                     Calendar                                          Minimum
                 Quarters Ending                                      Royalties
-----------------------------------------------------                -----------
September 30, 1995 through March 31, 1997                              $ * * *
June 30, 1997 and thereafter                                             * * *

                (b) If Licensee fails to pay to WANG the appropriate minimum Royalties with respect to any calendar quarter then WANG shall have the right (notwithstanding section 2.4 above) to grant to third parties non-exclusive licenses under the Licensed Patent Rights, at any time after the date that the Royalties and any minimum Royalty are payable with respect to that quarter, provided that WANG shall have, given Licensee thirty (30) days' written notice of payment default and Licensee shall have failed to cure such payment default within said thirty(30) day period.

                (c) The Minimum Royalties paid in excess of the Royalties defined in Section 3.1(b) shall be applied as a credit toward future Royalties, provided such credit: (i) shall be applicable only to the four quarterly Royalty payments following payment of such credit; and (ii) shall not exceed fifty percent (50%)of the Minimum Royalties otherwise due in any quarter.

        3.3  Calculation of Royalties.
             ------------------------

                (a) Royalties shall be calculated on a calendar quarter basis. Payment of Royalties (or Minimum Royalties) with respect to each calendar quarter shall be due within sixty (60) days after the end of each quarter, beginning with the earlier of the calendar quarter in which the first commercial sale of Licensed Products occurs or the calendar quarter ended December 31, 1994.

                (b) At the same time that it makes payment of Royalties (or Minimum Royalties)due with respect to a calendar quarter, Licensee shall deliver to WANG a true and complete accounting of sales of Licensed Products and receipts from those sales by Licensee and its sublicensees during the quarter, with a separate accounting of sales and receipts by country and a calculation of the Royalty payment due WANG for such calendar quarter. If no sales of Licensed Products orSublicense payments were made in such quarter then Licensee's statement shall be a statement to such effect.

                (c) Licensee hereby covenants and agrees that it shall immediately notify WANG of the occurrence of any event giving rise to Licensee's obligations to make payments pursuant to section 3.1(a) above.


--------------------------------------
* * *Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

         3.4 Records. Licensee shall keep, and shall cause its sublicensees to
             -------
keep, accurate records in sufficient detail to permit the Royalties payable under this Agreement to be determined. During the term of this Agreement and for a period of three years following termination of this Agreement, Licensee shall permit(and shall cause its sublicensees to permit) its books and records regarding its Patent Costs and the sale of Licensed Products to be examined and copied from time to time, and shall require each of its sublicensees to do the same, at the request of WANG, during normal business hours by WANG or any representative of WANG. Such examination shall be made at WANG's expense, except that if such examination discloses a discrepancy of * * * or more in the amount of Royalties or any other sums due WANG, then Licensee shall reimburse WANG for the cost of such examination,. including any professional fees incurred by WANG. In connection with any examination or copying of books or records in accordance with the preceding sentence, WANG or such representative of WANG shall examine only such information as is required to verify the Licensee's compliance under this Agreement.

         3.5 Foreign Payments. In the event of transactions giving rise to an
             ----------------
obligation to make a payment hereunder with respect to which Licensee or any sublicensee receives payment in a currency other than currency which is legal tender in the United States of America, all payments required to be made by Licensee under Section 3.1 hereof shall be converted, prior to payment, into United States dollars at the applicable rate of exchange of Citibank, N.A., in New, York, New York, on the last day of the quarter in which such transaction occurred.

         3.6 Overdue Payments. Payments due to WANG under this Agreement shall,
             ----------------
if not paid when due under the terms of this Agreement, bear simple interest at the lower of 15% or the highest rate permitted by law, calculated on the basis of the number of. days actually elapsed in a 360 day year, beginning on the due date and ending on the day prior to the day on which payment is made in full. Interest accruing under this section shall be due to WANG on demand. The accrual or receipt by WANG of interest under this Section shall not constitute a waiver by WANG of any right it may otherwise have to declare a breach of or default under this Agreement or to terminate this Agreement.

         3.7 Termination Report and Payment. Within sixty (60) days after the
             ------------------------------
date of termination of this Agreement, Licensee shall make a written report to WANG which report shall state the number, description, and amount of Licensed Products sold by Licensee or any sublicensee upon which Royalties are payable hereunder but which were not previously reported to WANG, a calculation of the Net Sales of such Licensed Products, and a calculation of the Royalty payment due WANG for such Licensed Products. Concurrent



--------------------------------------
* * *Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

with the making of such report, Licensee shall make the Royalty payment due WANG for such period.

         3.8 Progress Report. On the completion of an audited annual report
             ---------------
after each fiscal year or, if no such audit is undertaken, before January 30 of each year during the term of this Agreement, Licensee shall make a written annual report to WANG, in such detail as WANG may reasonably request, including without limitation research and development and marketing updates, covering the preceding year and describing the progress of Licensee toward commercialization of Licensed Products.

         3.9 Commercialization. During the term of this Agreement, Licensee
             -----------------
shall use its best efforts to introduce Licensed Products into appropriate commercial markets.

                                   ARTICLE 4.

                         NO WARRANTIES; INDEMNIFICATION

         4.1 Disclaimer of Warranties. WANG hereby warrants and represents to
             ------------------------
Licensee that he is the sole owner of all rights, title and interest in and to the Licensed Patent Rights and that he has full authority to enter into this. Agreement without the prior written consent of any third party.

     Except as set forth above, WANG HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED RELATING TO THE INVENTIONS, THE TECHNICAL INFORMATION, THE LICENSED PRODUCTS OR LICENSED PATENT RIGHTS. WANG FURTHER HEREBY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE PRACTICE OF THE LICENSED PATENT RIGHTS OR THE MAKING, USING OR SELLING OF LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES. Without limiting the generality of the foregoing, WANG expressly does not warrant (i) the patentability of any of the Inventions, (ii) the accuracy of any Technical Information or other information contained in the Invention Disclosures listed on Schedule I attached hereto, or (iii) the accuracy, safety, or usefulness for any purpose of the Technical Information, Licensed Patent Rights, Inventions or Licensed Products. Nothing contained in this Agreement shall be construed as either a warranty or representation by WANG as to the validity or scope of any Licensed Patent Rights that may issue. WANG assumes no liability in respect of any infringement of any patent or other right of third parties due to the activities of Licensee or any of its Affiliates or sublicensees under this Agreement.

         4.2 Indemnification.
             ---------------

           (a) Licensee agrees to list WANG, at Licensee's expense as an additional insured under each liability insurance policy that Licensee and each of its sublicensees obtains that includes any coverage of claims relating to any of the Inventions, Licensed patent Rights or Licensed Products. At WANG's request, Licensee will supply WANG from time to time with copies of each such policy, and will notify WANG in writing of any termination of or change in coverage under any such policies.

           (b) Licensee's obligations under this Section 4.2 shall survive the expiration or earlier termination of all or any part of this Agreement.

                                   ARTICLE 5.

              PROSECUTION AND MAINTENANCE OF LICENSED PATENT RIGHTS

         5.1 Prosecution and Maintenance. During the term of this Agreement,
             ---------------------------
Licensee shall be responsible for the Patent Costs and for prosecuting and maintaining patents under the Licensed Patent Rights in at least six major countries in the world. Licensee shall reimburse WANG for Patent Costs incurred up to the date of this Agreement.

         5.2 Cooperation. Licensee agrees to cooperate with WANG in the
             -----------
preparation, filing, prosecution and maintenance of the Licensed Patent Rights, by disclosing such information as may be necessary and by promptly executing such documents as WANG may reasonably request to effect such efforts. Licensee shall bear its own costs in connection with its cooperation with WANG under this Section. All patents under the Licensed Patent Rights shall be filed, prosecuted and maintained in WANG's name or as WANG shall designate.

         5.3 Confidentiality.
             ---------------

           (a) Both Licensee and WANG agree to treat (and, in the case of Licensee, to cause its Affiliates and sublicensed to treat) as confidential all information with respect to the Technical Information or the Licensed Patent Rights made available by WANG to Licensee or by Licensee to WANG. WANG acknowledges that Licensee may find it beneficial to disclose such information provided by WANG during the conduct of Licensee's business. Under such circumstances, Licensee may make such information available to third parties, provided that Licensee shall first obtain from the recipients a fully-executed confidentiality agreement which is at least as restrictive as the confidentiality agreement Licensee employs to protect its own most valuable trade secrets.

           (b) Neither Licensee nor WANG shall be bound by the provisions of
Section 5.3 (a) with respect to information which (i) was previously known to the recipient at the time of disclosure; (ii) is in the public domain at the time of disclosure; (iii) becomes a part of the public domain after the time of disclosure, other than through disclosure by the recipient or some other third party who is under an agreement of confidentiality with respect to the subject information; or (iv) is required to be disclosed by law.

           (c) Licensee and WANG shall each take such actions as the other party may reasonably request from time to time to safeguard the confidentiality of any information subject to the terms of this Section 5.3.

           (d) To the extent that United State Export Control Regulations are applicable, neither Licensee nor WANG shall, without having first fully complied with such regulations, (i) knowingly transfer, directly or indirectly, any unpublished technical data obtained or to be obtained from the other party hereto to a destination outside the United States, or (ii) knowingly ship,- directly or indirectly, any product produced using such unpublished technical data, to any destination outside the United States.

           (e) The obligations of Licensee and WANG under this Section 5.3 shall survive the expiration or earlier termination of all or any other part of this Agreement.

                                   ARTICLE 6.

                                  INFRINGEMENT

           6.1 Notification. In the event that either WANG or Licensee becomes
               ------------
aware of the infringement of any patent under the Licensed Patent Rights within the Licensed Field, each shall immediately inform the other in writing of all details available.

           6.2 Right to Prosecute.
               ------------------

              (a) In the event of infringement by a third party of any patent under the Licensed Patent Rights within the Licensed Field, WANG may elect, at his own expense, to enforce such Licensed Patent Rights against the infringers by appropriate legal proceedings or otherwise. Any and all recoveries by way of royalties. damages or settlement shall go to WANG. Licensee will cooperate with WANG and execute any documents necessary for WANG to exercise WANG's rights under this clause.

              (b) In the event of infringement by a third party as described in
Section 6.2(a) above, if WANG shall fail to proceed against any such infringer within ninety (90) days after receipt of a written request by Licensee to do so or if WANG shall fail to exercise due diligence in proceedings instituted pursuant to Section 6.2(a) above, then Licensee, in its own discretion and at its own expense, may prosecute the infringer in the name of WANG. Any and all recoveries by way of royalties, damages or settlement shall be divided by Licensee and WANG as follows: 95% to Licensee and 5% to WANG.

                                   ARTICLE 7.

                                  TERMINATION

           7.1 WANG's Right to Terminate. WANG shall have the right (without
               -------------------------
prejudice to any of its other rights conferred on it by this Agreement) to terminate this Agreement if Licensee (or, with respect to Section 7.1(d) below, any of its Affiliates):

              (a) fails to maintain a non-exclusive license of patents and patent applications from ARCH Development Corporation;

              (b) is in default in payment of Royalties or making of reports, and Licensee fails to remedy any such default within thirty (30) days after being given fifteen (15) days' written notice thereof by WANG;

              (c) is in breach of any other material provision of this Agreement, and Licensee fails to remedy any such default within thirty (30) days after written notice thereof by WANG; or

              (d) shall commence a voluntary case as a debtor. under the Bankruptcy Code of the United States or any successor statute (the, "Bankruptcy Code"), or if an involuntary case shall be commenced against Licensee under the Bankruptcy Code and the petition in such case is not dismissed within 45 days of the commencement of the case, or if an order for relief shall be entered in such case, or if the same or any similar circumstance shall occur under the laws of any foreign jurisdiction.

           7.2 Licensee Right to Terminate. Licensee may terminate this
               ---------------------------
Agreement at any time by written notice to WANG, given at least ninety (90) days prior to the termination daze specified in the notice.

           7.3 Effect of Termination.
               ---------------------

              (a) In the event of the termination of this Agreement for any reason, whether by Licensee or WANG, Licensee shall immediately cease using the Technical Information and making and selling any Licensed Products derived therefrom, and shall return to WANG, or deliver as WANG directs, the Technical Information then in its possession.

              (b) Notwithstanding the termination of this Agreement, the following provisions of this Agreement shall survive:

                  (i) Licensee's obligation to pay Royalties, Exclusive License Fee and Patent Costs accrued or accruable;

                  (ii) Licensee's obligations under Articles 3 and 4, Sections 5.1, 5.2, 5.3 and, to the extent proceedings have been initiated, Section 6.2, and this Section 7.3(b) ; and

                  (iii) any cause of action or claim of Licensee or WANG, accrued or to accrue, because of any breach or default-by the other party.

           7.4 Expiration of Patent Rights. This Agreement shall terminate upon
               ---------------------------
the expiration of the last to expire patents of the Licensed Patent Rights, provided that WANG's and Licensee's obligations under Sections 4.2 and 5.3 shall survive and continue in effect as provided in such Sections.

                                   ARTICLE 8.

                                 MISCELLANEOUS

           8.1 Assignment. This Agreement may, at any time and upon. sixty, (60)
               ----------
days prior notice to Licensee, be assigned by WANG without such assignment operating to terminate, impair or in any way change the obligations or rights which WANG would have had, or any of the obligations or rights which Licensee would have had, if such assignment had not occurred. From and after the making of such assignment, the assignee shall be substituted for WANG as a party hereto, and WANG shall no longer be bound hereby. This Agreement may, at any time and upon sixty (60) days prior notice to WANG, be assigned by Licensee to any third party that acquires from Licensee substantially all of Licensee's business to which this Agreement relates.

           8.2 Entire Agreement, Amendment and Waiver. This Agreement (including
               --------------------------------------
any schedules and exhibits attached) contains the entire understanding of the parties with respect to the subject matter hereof. This Agreement may be amended, modified or altered only by an instrument in writing duly executed by the parties hereto. The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

          8.3  Notices. Any notice or report required or permitted to be given
               -------
or made under this Agreement by one of the parties hereto to the other shall be in writing and shall be given by personal delivery or by United States registered or certified mail, return receipt requested, addressed as follows:

          If to WANG:             Shih-Ping Bob Wang
                                  409 Becker Lane
                                  Los Altos, CA 94022

          If to Licensee:         R2 Technology, Inc.
                                  409 Becker Lane
                                  Los Altos, California 94022
                                  Attention: S.P. Bob Wang, Chairman

                                  with a copy to:

                                  Wilson, Sonsini, Goodrich & Rosati
                                  Two Palo Alto Square
                                  Palo Alto, California 94306
                                  Attention: J. Casey McGlynn, Esq.

or to such other address of which the intended recipient shall have notified the sender by a written notice given in accordance with the terms of this Section. Any notice under this Agreement shall be effective when received.

          8.4  Severability. In the event that any one or more of the provisions
               ------------
of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement, or either of the parties hereto, to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the parties, and the validity of the remaining provisions shall not be affected.

          8.5  Governing Law. The interpretation and performance of this
               -------------
Agreement shall be governed by the laws of the State of Illinois in the United States of America applicable to contracts made and to be performed in that state.

          8.6  Marking. Licensee shall place in a conspicuous location on any
               -------
Licensed Product (or its packaging where appropriate) made or sold under this Agreement, a patent notice in accordance with the laws concerning the marking of patented articles.

          8.7  Implementation: Each party shall. at the request of the other
               --------------
party. execute any document reasonably necessary to implement the provision of this Agreement.

          8.8  Counterparts. This Agreement may be executed in multiple
               ------------
counterparts. each of which when taken together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective duly authorized officers or representatives on the date first above written.

WANG:                                       SHIH-PING BOB WANG

                                            By: /s/ Shih-Ping Bob Wang
                                                --------------------------------


Licensee:                                   R2 TECHNOLOGY, INC.

                                            By: /s/ Robert Foley
                                                --------------------------------
                                            Its: Director and Vice President

                                   SCHEDULE I

                              INVENTION DISCLOSURES
                              ---------------------

     Patents issued and Patent Applications pending:

     (1)  Wang S.P.: * * *



--------------------------------------
* * *Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.